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                                                                   EXHIBIT 12.01


                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                     1996       1995       1994       1993(1)    1992(1)
Earnings from continuing
  operations before provision
  for income taxes                                 $     607  $     899  $     550  $     439  $     483
Add:
    Interest expense                                      67         79         87          7          3
    Rental expense(2)                                     22         16          7         11          8
    Amortization of
      capitalized interest                                14         13         15         15         14
                                                   ---------  ---------  ---------  ---------  ---------

Earnings as adjusted                               $     710  $   1,007  $     659  $     472  $     508
                                                   =========  =========  =========  =========  =========

Fixed charges:
    Interest expense                               $      67  $      79  $      87  $       7  $       3
    Rental expense(2)                                     22         16          7         11          8
    Capitalized interest                                  28          9         11         24         27
                                                   ---------  ---------  ---------  ---------  ---------

Total fixed charges                                $     117  $     104  $     105  $      42  $      38
                                                   =========  =========  =========  =========  =========

Ratio of earnings to fixed charges                      6.1x       9.7x       6.3x      11.2x      13.4x
                                                   =========  =========  =========  =========  =========

---------------------------

(1) The historical amounts for 1992-1993 as presented above, were determined during periods when the Company was a wholly owned chemical business of Kodak. If the Company was an independent publicly held entity during these years, the pro forma ratio of earnings to fixed charges would approximate 4.1x and 3.7x for 1992 and 1993, respectively, reflecting the assumption of $1,800 million of new borrowings at a 6% annual interest rate, and adjustments for pension, postretirement and certain other employee benefit costs. These costs were not allocated to the Company by Kodak during 1992-1993 and therefore, are not included in the historical amounts presented above.

(2) For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.



















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